EXHIBIT 5

TROUTMAN SANDERS LLP
ATTORNEYS AT LAW
A LIMITED LIABILITY PARTNERSHIP

BANK OF AMERICA PLAZA
600 PEACHTREE STREET, N.E. — SUITE 5200
ATLANTA, GEORGIA 30308-2216
TELEPHONE: 404-885-3000
FACSIMILE: 404-885-3995

November 20, 2002

Bull Run Corporation
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319

Gentlemen:

     We have served as counsel to Bull Run Corporation, a Georgia corporation (the “Company”), in connection with the Registration Statement on Form S-8 with exhibits thereto (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder, relating to the registration of 1,500,000 shares (the “Shares”) of the Company’s common stock, par value $.01 per share (the “Common Stock”). The Shares are to be issued and sold pursuant to the Host Communications, Inc. Profit Sharing Savings Plan (the “Plan”). Host Communications, Inc. is a wholly-owned subsidiary of the Company.

     In rendering this opinion, we have reviewed certain books and records of the Company and have made such other investigations as we have deemed necessary for purposes of this opinion. In such examinations, we have assumed the genuineness of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all copies submitted to us, the authenticity of the originals of documents submitted to us as copies, and the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

     As to questions of fact material to this opinion, we have relied solely upon certificates and statements of officers of the Company and certain public officials. We have assumed and relied upon the accuracy and completeness of such certificates and statements, the factual matters set forth therein, and the genuineness of all signatures thereon, and nothing has come to our attention leading us to question the accuracy of the matters set forth therein. We have made no independent investigation with regard thereto and, accordingly, we do not express any view or belief as to matters that might have been disclosed by independent verification.

     Based upon and subject to the foregoing, we are of the opinion that, subject to compliance with the pertinent provisions of the Securities Act and to compliance with such securities or “Blue Sky” laws of any jurisdiction as may be applicable, when certificates evidencing the Shares have been duly executed, countersigned, registered, issued and delivered in accordance with the terms of the Plan, the Shares will be duly and validly issued, fully paid and non-assessable shares of Common Stock of the Company.

     We are members of the Bar of the State of Georgia. In expressing the opinions set forth above, we are not passing on the laws of any jurisdiction other than the laws of the State of Georgia.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Troutman Sanders LLP

/s/ NEAL H. RAY Neal H. Ray